EYI ANNOUNCES LETTER OF INTENT FOR ME2 DISTRIBUTION IN THE PHILIPPINES

Burnaby, British Columbia CANADA, October 25, 2006 EYI Industries Inc. ("EYI") (OTCBB: EYII), (http://www.StopDrinkingPoison.com), a marketer of products that promote well-being and a healthy lifestyle, is pleased to announce entering into a non-binding letter of intent with Mach 3 Technologies Group, LLC to obtain exclusive marketing rights for its fuel enhancement product Ultimate ME2 in the Philippines.

Dori O'Neill, Chief Operations Officer states "After the news release announcingUltimate ME2 was released in the United States, people I meet often ask about the Ultimate ME2 product. Jeepney drivers, taxis and drivers in general in the Philippines are seeking ways to save money on gasoline, diesel costs and also reduce tail pipe emissions. In my opinion, Ultimate ME2 could save on fuel costs and reduce emissions. To that end, we have ordered 500 sample bottles of Ultimate ME2 that we intend to ship to the Philippines."

This press release is available on the company's official online investor relations site for investor commentary, feedback and questions. Investors are asked to visit the EYI Industries IR Hub located at http://www.agoracom.com/IR/EYI Alternatively, investors can e-mail
AGORA Investor Relations directly at EYII@Agoracom.com.

About EYI (http://www.StopDrinkingPoison.com)

EYI Industries Inc., through our subsidiary Essentially Yours Industries, Inc.
(EYI), markets products that promote health and well-being. Recently, EYI launched a consumer product that removes Arsenic and other contaminates to a negligible level from drinking water. The portable water filtration product's name is Code Blue and is exclusively provided to EYI. In addition, EYI sells dietary supplements and personal care products. A large portion of our sales are from CALORAD, a liquid protein supplement that has brought weight loss benefits to our customers. More than six million bottles of CALORAD have been sold since EYI was founded in 1995.
Our newest product, PROSOTEINE, is experiencing similar success to CALORAD and bringing our customers the benefits of a natural Energy drink.

EYI markets its products through an extensive network of Independent Business Associates. Our sales force is staffed by knowledgeable, experienced men and women and supported by our comprehensive training programs.

This press release contains forward-looking statements, particularly as related to, among other things, EYI's product purchase agreements and EYI's business result", "are expected to", "will continue", "anticipates", "expects", "estimate", "project", "indicate", "could", "potentially", "should",
"believe", "considers" or similar expressions are intended to identify "forward-looking statements."

Actual results could differ materially from those projected in the forward looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause EYI's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the enforceability of its product purchase contracts in foreign countries, the performance of EYI's staff, management, financing, competition, EYI's ability to implement or manage its expansion strategy, general economic conditions and other factors that are detailed in EYI's Annual Report on Form 10KSB and on documents EYI Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. EYI cautions readers not to place undue reliance on such statements. EYI does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the EYI's expectations and estimates.
EYI Industries Inc. (OTC Bulletin Board:EYII)
Contact:
Jennifer Moreland
Investor Relations
EYII@Agoracom.com
AGORA Investor Relations
EYII@Agoracom.com
http://www.agoracom.com/IR/EYI